Independent Auditor's Report

To the Shareholders and Board of Directors of The Hartford Mutual Funds, Inc.:

In planning and performing our audit of the financial statements of The Hartford Mutual Funds, Inc. (consisting of The Hartford Global Health, The Hartford Global Technology, The Hartford Small Company, The Hartford Capital Appreciation, The Hartford MidCap, The Hartford International Opportunities, The Hartford Global Leaders, The Hartford Stock, The Hartford Growth and Income, The Hartford Dividend and Growth, The Hartford Advisers, The Hartford High Yield, The Hartford Bond Income Strategy and The Hartford Money Market Funds) (collectively, the Fund) for the periods ended October 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for purposes of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and the related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we would consider to be material weaknesses as defined above as of October 31, 2000.

This report is intended solely for the information and use of management, the Board of Directors of the Fund and the Securities and Exchange Commission.


Hartford, Connecticut                                       ARTHUR ANDERSEN LLP
December 8, 2000